TROY
Group Incorporated

November 1, 2001

Robert S. Messina
31102 Boca Raton
Laguna Niguel, California 92677

Re:    Separation Agreement and Release

Dear Mr. Messina:

        Based upon our desire to part amicably and to fully set forth the arrangements for your departure from employment with Troy Group, Inc. (the "Company"), this letter will confirm our mutual agreement effective as of November 1, 2001 (hereinafter referred to as the "Agreement" or the "Separation Agreement and Release") as follows:

  1.
  The Company hereby accepts your resignation as President and Chief Operating Officer and an employee of the Company, effective October 25, 2001.

  2.
  On or before November 1, 2001, the Company will have delivered to you two (2) checks (the "Payment"), one for Four Thousand Eight Hundred Forty Six Dollars and Sixteen Cents ($4,846.16) for regular pay and one for Thirty Thousand and Forty-Five Dollars and Twenty Cents ($30,045.20) for holiday and accrued vacation, less customary deductions, representing full compensation for all wages due you through your last day of employment. The payout of benefits due to you under the Company's 401(k) Profit Sharing Plan and Trust shall be paid to you at a later date or as you may otherwise direct. You agree, with the acceptance of the Payment, that you will have been paid all wages, commissions, bonuses, vacation and retirement and other benefits due you during or after the time of your employment with the Company, that you will not claim any bonus payment or other benefit not included in such Payment, and that you have no claim for any injuries or the aggravation of any existing injuries as a result of that employment.

  3.
  In exchange for a one (1) year severance of $252,000, to be distributed in twelve (12) equally monthly payments by the Company, less customary deductions, you agree to the following provisions: (a) you understand and agree that, in the course of your employment with the Company, you have acquired privileged certain information regarding the Company and its subsidiaries as follows: information and trade secrets concerning, among other things, operations, products and services and relationships with the printing groups of certain companies key to the Company, including but not limited to, Hewlett Packard Company ("HP"), Siemens and IBM, specifically, and customers, distributors, suppliers and co-venturers, and future plans and methods of doing business (collectively, "Proprietary Information"). You understand and agree that it would be extremely damaging to the Company, if any Proprietary Information were disclosed to a competitor or any other person, firm or enterprise, and that all Proprietary Information has been obtained by you in confidence. You agree to continue to keep all Proprietary Information secret and confidential and not to use it for your own benefit, directly or indirectly; (b) You agree not to, directly or indirectly, either for your own benefit or for the benefit of any other person, firm or enterprise: (i) solicit or attempt to direct or entice away any employee of the Company who has knowledge of any Proprietary Information or even to retain the services of or hire any such employee, even though such employee may have voluntarily terminated his relationship with the Company; or (ii) solicit, call on, interfere with, accept any business from, attempt to divert or entice away any person, firm or enterprise who is a customer, supplier, distributor or co-venturer or other business associate of the Company, including the printing groups of, including but not limited to, HP, Siemens or IBM pursuant to or in connection with any Competitive Activity as defined in subsection (c) below; (c) you acknowledge that your knowledge of computers and related products enables you to make a satisfactory living in that industry, and thus, for a period of three (3) years after the date of this Separation Agreement and Release with the Company (such period to be extended to include any period of violation of this Section 3(c) by you, you agree not to engage in any Competitive Activity (as defined below) in the United States. For purposes of this Agreement, the term "Competitive Activity" shall mean any employment by, participation in, engagement, assistance to, promotion or organization of, any person, firm or enterprise by you which is directly engaged in the business of MICR check printing, MICR toners and ribbons and other MICR related products, supplies and solutions that either the Company or any of its subsidiaries are currently engaged in; and (d) you hereby acknowledge and agree that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the provisions of this Section 3 and, accordingly, that the Company, without being required to post any bond, shall be entitled to specific performance and injunctive relief (including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions to enforce such provisions. This provision with respect to specific performance and injunctive relief shall not, however, diminish the Company's right to claim and recover damages. You hereby submit to the exclusive jurisdiction and venue of the Superior Court, Orange County, California with respect to any litigation under this document.

  4.
  We will be happy to provide you with information concerning your right to continue the group medical and dental insurance coverage under applicable Federal COBRA laws upon your request at your convenience.

  5.
  You acknowledge that you are not aware of any facts or circumstances that could give rise to any claim, complaint or other legal action by any third party against the Company or any of its directors, officers, employees or agents, including, but not limited to, yourself, and that in the event that at any time any such legal action is threatened or commenced against the Company or any of its directors, officers, employees or agents by reason of any encouragement or action taken by you, you will indemnify and hold harmless the Company and each of its directors, officers, employees and agents from, against and in respect of any and all liabilities, settlements, losses, costs and expenses (including reasonable attorneys' fees, expert witness fees and costs incurred before and at trial and upon appeal, at all tribunal levels, whether or not suit is instituted, and in establishing this right to indemnification) asserted against or suffered or incurred by the Company or any of the indemnified parties to the extent caused by or arising from your said behavior. You fully release and forever discharge the Company and its respective agents, employees, officers, directors, assigns and successors (hereinafter referred to collectively as the "Released Parties"), of and from, without limitation, any and all liabilities, claims, causes of action, charges, complaints and obligations, costs, losses, damages, injuries, attorneys' fees and other legal responsibilities of any form whatsoever, whether known or unknown, unsuspected or latent, which you or any of your heirs, administrators, executors, successors in interest or assigns have incurred or expect to incur, or now own or hold, or have at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising from any cause whatsoever prior to the date of your execution of this agreement. Without limiting the generality of the foregoing, you specifically release and discharge the Released Parties from any and all claims, demands and causes of action that you have or may have against any of said Released Parties: (a) in connection with the termination of your employment; and (b) in connection with any and all matters pertaining to your employment, including but not limited to, claims for compensation, wrongful termination, indemnification, whether statutory or otherwise, breach of contract, breach of implied covenant of good faith and fair dealing, fraud, libel, slander, defamation, negligence, disability, pension benefits, severance pay, workers compensation, negligent or intentional infliction of emotional distress, and/or discrimination based on race, national origin, sex, religion age/or handicap. You also expressly recognize and acknowledge that you are releasing any and all rights and claims arising under any statute, law or constitution, including but not limited to, any rights or claims under the California Labor Code, as amended, the Age Discrimination in Employment Act of 1967, as amended. The Older Workers Benefits Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, as amended, the Equal Pay Act, as amended the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974 as amended, Section 1981 of Title 42 of the United States Code and the Americans with Disabilities Act.

    You represent and warrant that there has been no assignment or other transfer of any interest in any claim which you may have against the Company and agree to indemnify the Company and each of the other persons released hereunder from any liabilities, claims, damages, costs or expenses, including attorneys' fees incurred by the Company or any of such persons released as a result of any person asserting such assignment or transfer.

    You acknowledge that California Civil Code § 1542 states:

      A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

    You warrant that you have read California Civil Code §1542 and fully understand the contents thereof and agree to waive the provisions of said section and that your execution of this Agreement constitutes a release of all claims, whether known or unknown, arising out of your relationship with the Company from the beginning of time to the date hereof.

  6.
  You agree that you will not use or divulge, disclose or communicate to any person, firm or corporation, in any manner, any confidential information related to the Company's business that directly or indirectly competes with the Company in its main business lines at the time of this Separation Agreement and Release, including without limitation, the names buying habits, or practices of any of its customers or suppliers, any pricing information received or given by or to the Company, lists or other written records used in the Company's business, or any other similar business confidential information, which the parties agree are important business materials and confidential trade secrets and affect the successful conduct of the Company's business, and its goodwill, and that any breach of this term will entitle the Company to an injunction preventing any unauthorized use or disclosure by you and any other damages as may be awarded to the Company.

  7.
  You represent that you shall have returned to the Company all Company documents and property, including but not limited to, any work files, computer tapes or diskettes, notes, keys and credit cards, if any. You also represent that you shall not have retained copies of any such material.

  8.
  In the event that any provision of this Agreement shall be held void, voidable or unenforceable, except the release contained in Paragraph 5, the remaining provisions shall remain in full force and effect. If any part of the release in Paragraph 5 is held void, voidable or unenforceable, then the Company may, at its option, rescind all or part of this Separation

    Agreement and Release, provided, however, that any such rescission shall not affect monies already paid out hereunder.

  9.
  Furthermore, based on the mutual agreement of the parties to end the employment relationship, and upon your representation to continue employment if the Company desired your services, the Company agrees that it will support any legal claim by you for Unemployment Compensation if such claim is made in the future.

  11.
  No amendments to this Agreement will be valid unless written and signed by you and an officer of the Company.

  12.
  This Agreement shall bind, and inure to the benefit of, the respective heirs, beneficiaries, trustees, legal representatives, successors and assigns of the parties hereto.

  13.
  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California without regard to its conflicts of law rules. The parties hereby agree to submit themselves to the exclusive jurisdiction and venue of the Superior Court of Orange County with respect to any dispute or interpretation arising out of or in connection with this Agreement.

  14.
  It is hereby acknowledged that there are no other agreements or understandings affecting your employment, express or implied.

        I believe that the foregoing fully describes the term of our agreement, and if you are in accord, please indicate by signing and returning the enclosed original of this letter. The remaining other copy is for your files.

        We wish you the best in your future endeavors.

Sincerely, Troy Group, Inc.
By:	/s/ BRIAN P. DIRK Brian P. Dirk, Vice Chairman of the Board, Corporate Secretary and Senior Vice President of Development

I agree to and accept the terms of this letter
as of the date first written above.

/s/ ROBERT S. MESSINA Robert S. Messina